Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2012 RESULTS

Rye Brook, NY — July 25, 2012 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Results

•                  Net income was $4.7 million, or $0.05 per share.

•                  Revenues were $542 million.

2012 Guidance

•                  Universal American expects to earn approximately $0.64 to $0.68 per diluted share for 2012, excluding any realized capital gains or losses and investments in Accountable Care Organizations (ACOs), our Medicare Advantage business and other growth opportunities.

Recent Developments

•                  Universal American’s subsidiary, Collaborative Health Systems, has partnered with physicians and other healthcare professionals to form sixteen Accountable Care Organizations that were approved for participation in the Medicare Shared Savings Program. We estimate that these sixteen ACOs currently include approximately 1,700 participating physicians covering approximately 150,000 Original Medicare beneficiaries in eleven states, including Texas and upstate New York.

Results of Second Quarter 2012

We reported net income for the second quarter of 2012 of $4.7 million, or $0.05 per share. Adjusted net income for the second quarter of 2012 was $8.2 million, or $0.09 per share, which excludes the following after-tax items:

•                  $3.6 million, or $0.04 per share, of ACO start-up costs;

•                  $0.9 million, or $0.01 per share, of  expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale and APS Healthcare transaction costs;

•                  $0.9 million, or $0.01 per share, of  net realized investment gains; and

•                  $0.1 million, or less than $0.01 per share of non-recurring tax benefit.

The results for the second quarter included $1.8 million, or $0.02 per share, after-tax, of favorable net prior period items.

Total revenues for the second quarter of 2012 were $542 million.

Six Months Ended June 30, 2012

We reported net income for the first half of 2012 of $25.4 million, or $0.30 per share. Adjusted net income for the first six months of 2012 was $30.5 million, or $0.36 per share, which excludes the following after-tax items:

•                  $6.3 million, or $0.07 per share, of ACO start-up costs;

•                  $4.3 million, or $0.05 per share, of  expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale and APS Healthcare transaction costs;

•                  $5.4 million, or $0.06 per share, of net realized investment gains; and

•                  $0.1 million, or less than $0.01 per share of non-recurring tax benefit.

The results for the first six months of 2012 included $8.1 million, or $0.09 per share, after-tax, of favorable net prior period items.

Total revenues for the first half of 2012 were approximately $1.1 billion.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “Our Medicare Advantage business continues to perform well. Our benefit ratios, after netting out positive prior period items, remain in line with our expectations and we are seeing the effect of reducing our cost structure. Building on our successful Healthy Collaboration® model, we are partnering with sixteen physician groups, including the Southeast Texas physicians who have been the backbone of our success in Medicare Advantage, to participate as ACOs in the Medicare Shared Savings Program. Helping to create these ACOs demonstrates our ongoing commitment to working collaboratively with healthcare professionals and the government to improve the quality of care and manage healthcare costs for the benefit of the Medicare program and its beneficiaries.

“Given our strong balance sheet, our expanded capabilities in medical management for high-risk populations and our track record of working collaboratively with physicians to improve quality and reduce cost, we believe we are well positioned to participate in the emerging opportunities in healthcare.”

Medicare Advantage

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$397.3	$503.0	$823.4	$1,022.1

Operating Income	$10.7	$20.3	$39.9	$26.8

The decline in operating income for the second quarter of 2012 as compared to the second quarter 2011 was attributable to lower membership and higher Member Benefit Ratio (MBR) partially offset by lower administrative expenses.

In the second quarter of 2012, our Medicare Advantage MBR was 83.9% as compared to 82.8% for the same period in 2011. Our Medicare Advantage MBR for the second quarter of 2012 included favorable prior period items of $2.3 million, pre-tax, compared to favorable prior period items of $5.6 million, pre-tax, in the second quarter of 2011. Excluding these prior period items, the MBR was 84.4% for the second quarter of 2012.

Operating expenses for the second quarter of 2012 included $5.3 million of start-up expenses related to the development of our ACOs.  The administrative expense ratio in the second quarter of 2012, excluding the ACO costs was 13.4% compared to 14.6% in the second quarter of 2011.

For the first six months of 2012, operating income increased compared to the same period in 2011 due to an improved MBR, including the benefit of positive prior period items, and lower administrative expenses driven by the execution of the cost reduction initiatives.

In the first six months of 2012, our Medicare Advantage MBR was 82.5% as compared to 83.9% for the same period in 2011. Our Medicare Advantage MBR for the first half of 2012 included favorable prior period adjustments of $11.6 million, pre-tax, compared to favorable prior period items of $1.2 million, pre-tax, in the first half of 2011. Excluding these prior period items, the MBR was 83.5% for the first half of 2012.

Operating expenses for the first half of 2012 included $9.4 million of start-up expenses related to the development of our ACOs. The administrative expense ratio in the first half of 2012, excluding the ACO costs was 12.9% compared to 15.0% in the first half of 2011.

Current Medicare Advantage membership is approximately 137,900.

Traditional Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$66.7	$69.0	$136.8	$143.9

Operating Income	$5.4	$1.6	$9.8	$2.2

Our Traditional Insurance segment operating income for the three and six months ended June 30, 2012 increased year-over-year due primarily to improved Medicare supplement benefit ratios and improved expense ratios, partially offset by lower profitability caused by lower in-force membership from this closed block of business.  As previously disclosed, during 2012, the Company has discontinued

new sales in this segment.  Operating income included favorable prior period adjustments of $0.7 million and $1.6 million for the three and six months ended June 30, 2012, respectively.

Corporate & Other

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$76.7	$3.6	$105.4	$4.3

Operating Loss	$(8.9)	$(17.1)	$(14.9)	$(24.0)

Our Corporate & Other segment includes the results of APS Healthcare, since its acquisition on March 2, 2012 as well as the operations of our parent holding company, including debt service.  Our segment operating loss for the three and six month periods ended June 30, 2012 improved year-over-year due primarily to $8.6 million of stock-based compensation expense incurred in the second quarter of 2011 for the accelerated vesting of equity awards in connection with the Part D Transaction and reductions in 2012 other operating expenses, partially offset by $0.3 million and $3.7 million, respectively of 2012 transaction costs related to our acquisition of APS Healthcare.

Investment Portfolio

Universal American's $1.5 billion portfolio of cash and invested assets, as of June 30, 2012, had the following characteristics:

•                  47% is invested in U.S. Government and agency securities;

•                  The average credit quality of our total investment portfolio is AA; and

•                  Less than 1% of the portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of June 30, 2012 is available for review in the financial supplement located in the Investors - Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of June 30, 2012, Universal American’s Balance Sheet had the following characteristics:

•                  Total cash and investments were $1.5 billion and total assets were $2.7 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.6 billion;

•                  Stockholders’ equity was $1.1 billion and diluted book value per share was $12.08;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $8.02;

•                  Unregulated cash of $148 million;

•                  $139.1 million of bank debt; and

•                  $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s mandatorily redeemable preferred stock as debt was 14.5%.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Thursday, July 26, 2012, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a 2nd Quarter 2012 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 2nd Quarter 2012 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans during the 2011 annual enrollment period had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may continue to experience membership losses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to improve our CMS star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to participate in government programs such as  Medicare and Medicaid; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts or enter into new contracts; problems may arise in successfully integrating the APS Healthcare business, including failure to retain senior executives, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; the APS Healthcare transaction may involve unexpected costs or  unexpected liabilities; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Consolidated Results
Net premiums and policyholder fees	$489.2	$559.1	$985.7	$1,139.2
Net investment income	10.5	11.9	21.8	25.0
Other income	41.0	4.7	58.0	6.1
Realized gains	1.4	2.0	8.3	2.0
Total revenues	542.1	577.7	1,073.8	1,172.3

Policyholder benefits	407.6	459.7	809.7	948.8
Change in deferred acquisition costs	0.7	0.5	1.9	2.4
Amortization of present value of future profits	2.2	1.1	3.6	2.3
Commissions and general expenses, net of allowances	123.0	109.6	215.5	211.8
Total benefits and expenses	533.5	570.9	1,030.7	1,165.3

Income from continuing operations before income taxes	8.6	6.8	43.1	7.0

Provision for income taxes (1)	3.9	3.1	17.7	2.0

Income from continuing operations	$4.7	$3.7	$25.4	$5.0

Loss from discontinued operations, net of tax	—	(8.8)	—	(41.9)

Net income / (loss)	$4.7	$(5.1)	$25.4	$(36.9)

Per Share Data (Diluted)
Continuing operations	$0.05	$0.05	$0.30	$0.06
Discontinued operations	—	(0.11)	—	(0.52)
Net income / (loss)	$0.05	$(0.06)	$0.30	$(0.46)

Diluted Weighted Avg. Shares Outstanding	87.6	80.2	85.8	80.0

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income before Taxes from Continuing Operations by Segment
Medicare Advantage	$10.7	$20.3	$39.9	$26.8
Traditional Insurance	5.4	1.6	9.8	2.2
Corporate and Other	(8.9)	(17.1)	(14.9)	(24.0)
Realized Gains	1.4	2.0	8.3	2.0

Income before taxes from continuing operations	$8.6	$6.8	$43.1	$7.0

June 30, 2012
BALANCE SHEET DATA
Total cash and investments	$1,478.2
Total assets	$2,723.6
Total policyholder related liabilities	$1,135.6
Total reinsurance recoverable (ceded policyholder liabilities)	$666.9
Outstanding Bank Debt	$139.1
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$1,075.7
Diluted book value per common share	$12.08
Diluted weighted average shares outstanding	89.1

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,056.6
Diluted book value per common share (excluding AOCI) * (2)	$11.87
Diluted tangible book value per common share (excluding AOCI) * (3)	$8.02
Debt to total capital ratio (excluding AOCI) * (4)	14.5%

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Adjusted net income (5)	$8.2	$7.6	$30.5	$8.5
Per share (diluted) — Adjusted net income	$0.09	$0.09	$0.36	$0.10

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate from continuing operations was 45.6% for the second quarter of 2012 compared to 45.2% for the second quarter of 2011. State income taxes and permanent items, primarily relating to non-deductible executive compensation and non-deductible interest on the mandatorily redeemable preferred stock drove the effective rate in excess of the 35% federal rate. The second quarter of 2012 and 2011 also included non-recurring tax benefits of $0.1 million and $0.4 million, respectively, related to state income tax refunds. For the six months ended June 30, 2012, the effective tax rate from continuing operations was 41.0%, compared with 28.7% for the same period of 2011. State income taxes and permanent items, relating to non-deductible executive compensation, APS Healthcare transaction costs and non-deductible interest on the mandatorily redeemable preferred stock drove the effective rate in excess of the 35% federal rate. 2012 and 2011 also included non-recurring tax benefits of $0.1 million and $0.8 million, respectively, related to state income tax refunds.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus the Mandatorily Redeemable Preferred Shares.

(5)

Adjusted net income is calculated as net income excluding discontinued operations, pre Part D Transaction stock-based compensation expenses, non-recurring tax benefits, APS Healthcare transaction costs, ACO start-up costs and after-tax realized gains and losses.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	June 30, 2012	December 31, 2011
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,075.7	$953.1
Less: Accumulated other comprehensive income	(19.1)	(11.2)

Total stockholders’ equity (excluding AOCI)	$1,056.6	$941.9

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	June 30, 2012	December 31, 2011
Diluted Book Value per Common Share
Total stockholders’ equity	$1,075.7	$953.1
Proceeds from assumed exercises of vested options	0.7	—
	$1,076.4	$953.1
Diluted common shares outstanding	89.1	81.5

Diluted book value per common share	$12.08	$11.70

Total stockholders’ equity (excluding AOCI)	$1,056.6	$941.9
Proceeds from assumed exercises of vested options	0.7	—
	$1,057.3	$941.9
Diluted common shares outstanding	89.1	81.5

Diluted book value per common share (excluding AOCI)	$11.87	$11.56

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	June 30, 2012	December 31, 2011
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$1,056.6	$941.9
Less: intangible assets (1)	(343.0)	(158.0)
Proceeds from assumed exercises of vested options	0.7	—
Total stockholders’ equity (excluding AOCI)	$714.3	$783.9
Diluted common shares outstanding	89.1	81.5
Tangible book value per common share	$8.02	$9.62

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

(1)  Intangible assets include goodwill ($247.2 million), deferred acquisition costs, net of taxes ($67.9 million) and amortizing intangible assets, net of taxes ($27.9 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	June 30, 2012	December 31, 2011
Debt to Total Capital Ratio
Outstanding bank debt	$139.1	$—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total outstanding debt	$179.1	$40.0

Total stockholders’ equity	$1,075.7	$953.1
Outstanding bank debt	139.1	—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$1,254.8	$993.1

Debt to total capital ratio	14.3%	4.0%

Total stockholders’ equity (excluding AOCI)	$1,056.6	$941.9
Total outstanding bank debt	139.1	—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$1,235.7	$981.9

Debt to total capital ratio (excluding AOCI)	14.5%	4.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income / (loss)	$4.7	$(5.1)	$25.4	$(36.9)
Discontinued operations, after-tax	—	8.8	—	41.9
Net realized gains, after-tax	(0.9)	(1.3)	(5.4)	(1.3)
Non-recurring tax benefit	(0.1)	(0.4)	(0.1)	(0.8)
ACO start-up, after-tax	3.6	—	6.3	—
Other non-recurring items, after-tax	0.9	5.6	4.3	5.6
Adjusted net income	$8.2	$7.6	$30.5	$8.5

Per share (diluted):
Net income / (loss)	$0.05	$(0.06)	$0.30	$(0.46)
Discontinued operations, after-tax	—	0.11	—	0.52
Net realized gains, after-tax	(0.01)	(0.02)	(0.06)	(0.02)
Non-recurring tax benefit	(0.00)	(0.01)	(0.00)	(0.01)
ACO start-up, after-tax	0.04	—	0.07	—
Other non-recurring items, after-tax	0.01	0.07	0.05	0.07
Adjusted net income	$0.09	$0.09	$0.36	$0.10

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment losses, discontinued operations, non-recurring tax benefits, ACO start-up costs and other non-recurring items (Part D Transaction-related stock-based compensation and APS Healthcare transaction costs), as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio, special items, non-recurring tax benefit, and goodwill impairment do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Co-President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609